Exhibit 10.1

Execution Version

SENIOR UNSECURED TERM LOAN AGREEMENT

Dated as of April 29, 2013

among

CATALENT PHARMA SOLUTIONS, INC.,

as Borrower,

THE GUARANTORS LISTED HEREIN

as Guarantors,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS LENDING PARTNERS AND

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS LENDING PARTNERS AND

J.P. MORGAN SECURITIES LLC,

as Joint Bookrunners

i

SCHEDULES

1	Guarantors
1.01B	Unrestricted Subsidiaries
1.01C	Mandatory Cost
2.01	Term Commitment
5.05	Certain Liabilities
5.10	Taxes
5.11(a)	ERISA Compliance
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Guarantee Supplement
C	Term Note
D	Assignment and Assumption

SENIOR UNSECURED TERM LOAN AGREEMENT

This SENIOR UNSECURED TERM LOAN AGREEMENT (“Agreement”) is entered into as of April 29, 2013, among CATALENT PHARMA SOLUTIONS, INC. (the “Borrower”), a Delaware corporation, the Guarantors (as defined herein) party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the indenture dated April 10, 2007 (the “Senior PIK Notes Indenture”) among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee, the Borrower may redeem the Senior PIK Notes (as defined below) at its option by giving notice to the trustee (the “Redemption Notice”). The Borrower has requested that the Lenders extend credit to the Borrower in the form of term loans in an aggregate principal amount of $275,000,000. The proceeds of the term loans will be used to redeem the Senior PIK Notes and for general corporate purposes.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“7.875% Senior Notes” means the Borrower’s 7.875% Senior Notes due 2018 issued September 18, 2012.

“7.875% Senior Notes Indenture” means the Indenture for the 7.875% Senior Notes, dated as of September 18, 2012.

“Acceptable Commitment” has the meaning specified in Section 6.08(b).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreements of the Existing Notes.

“Administrative Agent” means MSSF, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.09(a).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means a percentage per annum equal to (a) 5.25% for Eurocurrency Rate Loans and (b) 4.25% for Base Rate Loans.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means collectively, MSSF, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners and J.P. Morgan Securities LLC.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.07 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described under Section 7.01 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05 hereof;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets by the Borrower or a Restricted Subsidiary of the Borrower, or the issuance of securities by a Restricted Subsidiary of the Borrower, in either case, to the Borrower or another Restricted Subsidiary of the Borrower;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Agreement;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease Back Transactions and asset securitizations permitted by this Agreement;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; and

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Asset Sale Offer” has the meaning specified in Section 6.08(c).

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower as of June 30, 2012, and the related audited consolidated and combined statements of operations, business/stockholders’ equity and cash flows for the Borrower for the fiscal year ended June 30, 2012.

“Bankruptcy Laws” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest per annum published by the Wall Street Journal from time to time, as the “prime lending rate”; provided that in respect of any Base Rate Loan, if the Base Rate would otherwise be less than 2.25%, the Base Rate shall be deemed to be 2.25%.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a Term Borrowing of a particular Class.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account at a commercial bank to be agreed between the Administrative Agent and the Borrower (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds given one of the three highest ratings by S&P or Moody’s; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of the Borrower and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of the Borrower and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Change in Law” means (a) the adoption of any Law after the Closing Date, (b) any change in Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 3.01(d), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued; provided, further that increased costs as a result of any Change in Law pursuant to the proviso above shall only be reimbursable by the Borrower to the extent the applicable Lender is generally seeking reimbursement therefor from borrowers in the U.S. syndicated loan market with respect to its similarly situated commitments, loans and/or participations under agreements with such borrowers.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise)

the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d 5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d 3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower (directly or through the acquisition of voting power of Voting Stock of any of the Borrower’s direct or indirect parent companies).

“Class” means, (a) when used with respect to Lenders, refers to Lenders or any Extending Term Lenders in respect of the same Term Extension Series or Refinancing Term Lenders in respect of a Refinancing Term Facility with respect to a Loan, (b) when used with respect to Lenders, the Lenders under such Loan.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Commitment” means a Term Commitment.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.10(c)(B).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest with respect to the Existing Notes and any “additional interest” with respect to other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities; plus

(i) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(ii) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(i) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(ii) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(iii) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(iv) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(v) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 6.05(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(vi) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(viii) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(ix) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(x) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xi) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(xii) the following items shall be excluded:

(1) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(2) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 6.05 hereof only (other than clause (3)(D) of Section 6.05(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 6.05(a) hereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Borrower’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Suspension Event” has the meaning specified in Section 6.14(a).

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.07 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, with respect to any Loan or Commitment denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held).

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Existing Notes and the Credit Facilities and (ii) any amendment or other modification of the Existing Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities; plus

(vi) any other non cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 6.09 hereof and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(ix) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or initiated (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(x) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xi) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(xiii) any net loss from disposed or discontinued operations, including, for the avoidance of doubt, operating losses related to the closure of the Borrower’s Nexus facility; plus

(xiv) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables.

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations; and

(c) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“effective interest rate” has the meaning specified in Section 2.03(a)(i).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 11.07(b).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Borrower; and

(3) any such public or private sale that constitutes an Excluded Contribution

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (g) on and after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by a London Affiliate of the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period

Notwithstanding the foregoing, in respect of any Eurocurrency Rate Loan that is a Loan, if the Eurocurrency Rate would otherwise be less than 1.25%, the Eurocurrency Rate shall be deemed to be 1.25%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Proceeds” has the meaning specified in Section 6.08(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof.

“Existing Notes” means collectively, the 7.875% Senior Notes, the Senior PIK Notes and the Senior Subordinated Notes.

“Existing Term Loan Class” has the meaning specified in Section 2.12(a).

“Extended Term Loans” has the meaning specified in Section 2.12(a).

“Extending Term Lender” has the meaning specified in Section 2.12(b).

“Facility” means the facility and commitments utilized in making Loans hereunder. Following the establishment of any Extended Term Loans, such Extended Term Loans shall be considered a separate Facility hereunder.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith; provided that if the fair market value is equal to or exceeds $50.0 million, such determination shall be made by the board of directors of the Borrower in good faith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such

Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charge Coverage Test” has the meaning specified in Section 6.07(a).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect as of the Issue Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Borrower’s Obligations under this Agreement.

“Guarantor” means each Subsidiary of the Borrower, if any, that Guarantees the Loan in accordance with the terms of this Agreement, including, as of the Closing Date, Catalent Pharma Solutions, LLC, Catalent USA Packaging, LLC, Catalent USA Woodstock, Inc., Catalent US Holding I, LLC, Catalent US Holding II, LLC, Glacier Corporation, R.P. Scherer Technologies, LLC, Catalent CTS Holdings, LLC, Catalent CTS, LLC, Catalent CTS Informatics, Inc., Catalent CTS Intermediate Holdings, LLC and Catalent CTS (Kansas City), LLC.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person, without duplication:

(i) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(4) representing any Hedging Obligations; or

(5) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease Back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(iii) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 11.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05 hereof:

(a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors” means The Blackstone Group and, if applicable, each of its respective Affiliates and funds or partnerships managed by it or its respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Issue Date” means September 18, 2012.

“Junior Financing” means any other Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means a Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, and (ii) the Notes.

“Loan Parties” means, collectively, (i) the Borrower and (ii) each Guarantor.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Borrower.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01C.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties and the Guarantors (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties or Guarantors is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Maturity Date” means December 31, 2017. If such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the period since January 1, 2003, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 6.08(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the confidential offering memorandum, dated September 5, 2012, relating to the sale of the 7.875% Senior Notes.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, with respect to the Loans, the outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Pari Passu Indebtedness” has the meaning specified in Section 6.08(c).

“Participant” has the meaning specified in Section 11.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 6.08 hereof.

“Permitted Holders” means each of the Investors and members of management of the Borrower or its direct or indirect parent companies on the Closing Date who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Borrower or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities with a maturity of less than two years from the date of purchase;

(3) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 6.08 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date;

(6) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable (including any trade creditor or customer); or

(b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under Section 6.07 hereof;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 6.05(a) hereof;

(10) guarantees of Indebtedness permitted under Section 6.07 hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.09 hereof;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof; and

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.07 hereof;

(7) Liens existing on the Closing Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.07 hereof;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Subsidiary Guarantor;

(16) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations which do not exceed $50.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 8.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4 210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.07 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by the Borrower or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Loans), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding;

(29) Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of this Agreement and such Liens do not extend to any assets of the Borrower or its Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien; and

(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redemption Notice” has the meaning specified in the preliminary statements hereto.

“Refinanced Term Loans” has the meaning specified in Section 11.01.

“Refinancing Effective Date” has the meaning specified in Section 2.13(a).

“Refinancing Indebtedness” has the meaning specified in Section 6.07(b)(13).

“Refinancing Term Lender” has the meaning specified in Section 2.13(b).

“Refinancing Term Loan Amendment” has the meaning specified in Section 2.13(c).

“Refinancing Term Loans” has the meaning specified in Section 2.13(a).

“Refunding Capital Stock” has the meaning given to it in Section 6.05(b).

“Register” has the meaning specified in Section 11.07(d).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Term Loans” has the meaning specified in Section 11.01.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” has the meaning specified in Section 2.03(a)(i).

“Request for Borrowing” means, with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or the Borrower or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party or a Guarantor and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party or a Guarantor. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or such Guarantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or such Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 6.05(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Reversion Date” has the meaning specified in Section 6.14(c).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.12 Additional Agreement” has the meaning specified in Section 2.12(c).

“Second Commitment” has the meaning specified in Section 6.08(b).

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the Credit Facilities dated as of April 10, 2007, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.07 hereof).

“Senior Indebtedness” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the Senior Credit Facilities, the Senior PIK Notes and the 7.875% Senior Notes, the Loans and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender hereunder or a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Borrower or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) any Capital Stock; or

(f) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior PIK Notes” means the Borrower’s 9 1/2% / 10 1/4% Senior PIK-Election Notes due 2015 issued April 10, 2007.

“Senior PIK Notes Indenture” has the meaning specified in the preliminary statements hereto.

“Senior Subordinated Notes” means the Borrower’s 9 3/4% Senior Subordinated Notes due 2017 issued April 10, 2007.

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of April 10, 2007.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article-1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.07(h).

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $100,000,000 of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Loans,

(a) any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Loans.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that Guarantees the Loans.

“Successor Company” has the meaning specified in Section 7.01(a)(1).

“Successor Person” has the meaning specified in Section 7.01(c)(1)(A).

“Supplemental Administrative Agent” has the meaning specified in Section 9.12(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suspended Covenants” has the meaning specified in Section 6.14(a).

“Suspension Date” has the meaning specified in Section 6.14(a).

“Suspension Period” has the meaning specified in Section 6.14(c).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing pursuant to Section 2.01.

“Term Commitment” means, as to each Lender, its obligation to make an Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $275,000,000.

“Term Extension Agreement” has the meaning specified in Section 2.12(c).

“Term Extension Election” has the meaning specified in Section 2.12(b).

“Term Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Term Extension Agreement (or any subsequent Term Extension Agreement to the extent such Term Extension Agreement expressly provides that the Extended Term Loans, provided for therein are intended to be a part of any previously established Term Extension Series) and that provide for the same interest margins and extension fees, if any

“Term Loan” means an extension of credit by a Lender to a Borrower under Article II.

“Term Loan Extension Request” has the meaning specified in Section 2.12(a).

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Senior PIK Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on April 10, 2007.

“Transaction Agreement” means the Purchase and Sale Agreement, dated as of January 25, 2007 by and between Phoenix Charter LLC and Cardinal Health, Inc., as amended.

“Treasury Capital Stock” has the meaning given to it in Section 6.05(b).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (1) each Subsidiary of the Borrower listed on Schedule 1.01B;

(1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Borrower and any Subsidiary of the Borrower as to which the Borrower is a Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(2) such designation complies with Section 6.05 hereof; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test described in Section 6.07(a) hereof; or

(2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Lender” has the meaning specified in Section 11.15(b).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” mans the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (a) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(A) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(B) The term “including” is by way of example and not limitation.

(C) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may, with the Borrower’s consent, assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrower at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.

SECTION 2.03. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof in the case of Loans; (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (4) in the case of any Repricing Event (as defined below) with respect to all or any portion of the Loans, a prepayment premium of (x) 2.00% shall apply to any principal amount of the Loans subject to such Repricing Event during the first twelve-month period after the Closing Date and (y) 1.00% shall apply to any principal amount of the Loans subject to such Repricing Event following the first twelve-month period after the Closing Date and during the second twelve-month period after the Closing Date. A “Repricing Event” means (A) any prepayment or repayment of the Loans, with the proceeds of, or any conversion of the Loans, into, any new or replacement tranche of term loans bearing interest at an effective interest rate less than the effective interest rate applicable to the Loans, and (B) any amendment to this Agreement that reduces the effective interest rate applicable to the Loans, (with “effective interest rate” as the effective yield determined by taking into account the applicable interest rate margins, interest rate benchmark floors, original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest rate margins in a manner consistent with generally accepted financial practice). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to the pro rata application within any Class of Loans, the Borrower may allocate each prepayment of the Loans pursuant to this Section 2.03(a) in its sole discretion among the Class or Classes of Loans as the Borrower may specify, subject only to the following limitations: the Borrower may not prepay Extended Term Loans of any Term Extension Series pursuant to this Section 2.03(a)(i) unless such prepayment is accompanied by at least a pro rata prepayment of Loans of the Existing Term Loan Class from which such Extended Term Loans were exchanged (or such Loans of the Existing Term Loan Class have otherwise been repaid in full). For the avoidance of doubt, the Borrower may prepay Loans of an Existing Term Loan Class pursuant to this Section 2.03(a)(i) without any requirement to prepay Extended Term Loans that were exchanged from such Existing Term Loan Class.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If the Borrower or any Restricted Subsidiary conducts an Asset Sale, the Borrower shall cause to be prepaid all Net Proceeds as are required to be prepaid pursuant to Section 6.08; and

(ii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.07, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds.

(iii) (X) Each prepayment of Loans pursuant to this Section 2.03(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.05(a); and (Y) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (vi) of this Section 2.03(b).

(iv) (A) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(B) Subject to the pro rata application within any Class of Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Loans as the Borrower may specify, subject only to the following limitations: the Borrower shall not allocate to Extended Term Loans of any Term Extension Series any mandatory prepayment made pursuant to this Section 2.03(b) unless such prepayment is accompanied by at least a pro rata prepayment of Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were exchanged (or such Loans of the Existing Term Loan Class have otherwise been repaid in full).

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.03, prior to the last day of the Interest Period therefor and less than three months are remaining in such Interest Period, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03.

SECTION 2.04. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the unused Commitments of any Class under this Section 2.04. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

SECTION 2.05. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all such Loans outstanding on such date.

(b) The Borrower shall repay on the relevant maturity date for any Term Extension Series of Extended Term Loans, all then outstanding Extended Term Loans of such Term Extension Series.

(c) The Borrower shall repay on the relevant maturity date applicable to any Refinancing Term Loan Amendment, all then outstanding Refinancing Term Loans related to such Refinancing Term Loan Amendment.

SECTION 2.06. Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.07. Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime lending rate” shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the

Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(A) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate; and

(B) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties and Guarantors under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time.

SECTION 2.11. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12. Extensions of Loans

(a) The Borrower may at any time and from time to time request that all or a portion of the Loans of any Class (an “Existing Term Loan Class”) be exchanged to extend the scheduled maturity date(s) of any payment of principal thereof with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.12. Prior to entering into any Term Extension Agreement, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established thereunder, which terms shall be identical to the Loans of the Existing Term Loan Class from which they are to be extended except (x) the scheduled final maturity date shall be extended, (y) all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Loans of such Existing Term Loan Class, in each case, to the extent provided in the applicable Term Extension Agreement and (z) the voluntary and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Section 2.03. No Lender shall have any obligation to agree to have any of its Loans of any Existing Term Loan Class exchanged into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Term Extension Series shall constitute a separate Class of Loans from the Existing Term Loan Class of Loans from which they were extended; provided that any Extended Term Loans extended may, to the extent provided in the applicable Term Extension Agreement, be designated as an increase to any previously established Class of Extended Term Loans; provided that in no event shall there be more than ten Classes of Loans outstanding at any time.

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Class are requested to respond. Except as provided in the second succeeding sentence, any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Loans of an Existing Term Loan Class subject to such Extension Request exchanged into Extended Term Loans shall notify the Administrative Agent (an “Term Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Loans subject to Term Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Loans subject to Term Extension Elections shall be exchanged to Extended Term Loans on a pro rata basis based on the amount of Loans included in each such Term Extension Election. Notwithstanding the foregoing, the Borrower shall be permitted to specify in the Extension Request, any Lender or Lenders as Extending Term Lenders (subject to the consent of such Lender or Lenders) and any Lenders not so specified in such Extension Request shall not have the right to make an Term Extension Election with respect to such Extension Request.

(c) Extended Term Loans shall be established pursuant to an amendment (an “Term Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.12(c) and notwithstanding anything to the contrary set forth in Section 11.01, shall not require the consent of any Lender other than the Extending Term Lenders with respect to the Extended Term Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Term Lenders. Notwithstanding anything to the contrary in this Section 2.12 and without limiting the generality or applicability of Section 11.01 to any Section 2.12 Additional Agreements, any Term Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.12 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.12 Additional Agreements do not become effective prior to the time that such Section 2.12 Additional Agreements have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of any Extended Term Loans provided for in any Term Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.12 Additional Agreements to become effective in accordance with Section 11.01. It is understood and agreed that each Lender that has consented to this Agreement has consented and shall at the effective time thereof be deemed to consent to each amendment in this Agreement and the other Loan Documents authorized by this Section 2.12 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.12 Additional Agreement. In connection with any Term Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Term Extension Agreement, the Credit Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and (ii) to the effect that such Term Extension Agreement, including without limitation, the Extended Term Loans provided for therein, does not conflict with or violate the terms and provisions of Section 11.01 of this Agreement.

SECTION 2.13. Refinancing Term Loans.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans under this Agreement (“Refinancing Term Loans”) to refinance an outstanding Class of Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date the conditions set forth in Section 4.01(d) and (e) shall be satisfied;

(ii) such Refinancing Term Loans shall mature no earlier than, and the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than, the then remaining Weighted Average Life to Maturity of the Loans at the time of such refinancing;

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the then outstanding Loans of the applicable Class except to the extent such covenants and other terms apply solely to any period after the latest final maturity of all Classes of Loans in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans; and

(iv) the Net Proceeds of the Refinancing Term Loans shall be applied to the repayment of the then outstanding applicable Class or Classes of Loans on the date of such incurrence in accordance with Section 2.03(b).

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 11.07 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a Class of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Class of Loans made to the Borrower that were Refinancing Term Loans.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

(d) This Section 2.13 shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date

(or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a Change in Law to the extent such Taxes result from a Change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax which is excluded from Taxes under this clause (e)) imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless such Lender or Agent, as the case may be, is subject to a lesser rate of withholding and provides the appropriate forms certifying that a lesser rate applies, whereupon U.S. federal withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms for which such lesser rate applies; provided that, if at the date of the Assignment and Acceptance pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include the U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender or Agent determines, in its reasonable discretion, that it is entitled to receive a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall use its reasonable best efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of any Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c) does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or, in each case, any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. For the purpose of this Section 3.05, the last sentence in the definition of “Eurocurrency Rate” shall be disregarded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(A) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(B) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01. Conditions of Initial Borrowing. The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Guarantor, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

i. executed counterparts of this Agreement;

ii. a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

iii. such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and each Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or such Guarantor is a party or is to be a party on the Closing Date;

iv. an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties;

v. a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date, from the Chief Financial Officer of the Borrower;

vi. a Committed Loan Notice relating to the initial Borrowing;

(b) All fees and expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Borrowing.

(c) Prior to or simultaneously with the initial Borrowing, the Redemption Notice shall have been delivered.

(d) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(f) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.01(d) and (e) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party and each Guarantor that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party or Guarantor, as the case may be, enforceable against each Loan Party and each Guarantor that is party thereto in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2013 (including the notes thereto) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12 month period ending on March 31, 2013 copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the borrowing of the Loans and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act. The pro forma financial statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at March 31, 2013 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since June 30, 2012 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, neither the Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) Hazardous Materials have not been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any location in a manner which would give rise to liability under applicable Environmental Laws.

(c) The properties currently or formerly owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, applicable Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each of their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 or except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have timely filed all federal, state, foreign and other tax returns and reports required to be filed, and have timely paid all federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the period beginning on January 1, 2003 through the date on which this representation is made or deemed made; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived and, on and after the effectiveness of the Pension Act, no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither a Loan Party nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 5.12. Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) No Loan Party or any Restricted Subsidiary of the Borrower, nor to the knowledge of any Loan Party, any director, officer or employee of a Loan Party or any Restricted Subsidiary of the Borrower is subject as of the Closing Date to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The proceeds of the Loans will not, to the knowledge of the Borrower, be made available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Solvency. On the Closing Date after giving effect to the borrowing of the Loans the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16. Subordination of Junior Financing. The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE VI

Covenants

SECTION 6.01. Reports and Other Information.

(a) Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Borrower shall file with the SEC (and make available to the Administrative Agent (without exhibits), within 15 days after the Borrower files them with the SEC) from and after the Closing Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10 Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8 K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Borrower shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Borrower shall make available such information to prospective Lenders, in addition to providing such information to the Administrative Agent and the Lenders, in each case within 15 days after the time the Borrower would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein, including compliance with any of the covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officer’s Certificates).

(b) If any direct or indirect parent company of the Borrower is a Guarantor, the Borrower shall be permitted to satisfy its obligations under this Section 6.01 with respect to financial information relating to the Borrower by furnishing financial information relating to such parent Guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c) Notwithstanding the foregoing, the requirements of this Section 6.01 shall be deemed satisfied by (1) the filing with the SEC such financial information that satisfies Regulation S X of the Securities Act or (2) posting on its website or providing to the Administrative Agent within 15 days of the time periods after the Borrower would have been required to file annual and interim reports with the SEC, the financial information that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information included or incorporated by reference in the Offering Circular.

(d) Notwithstanding anything herein to the contrary, the Borrower will not be deemed to have failed to comply with any of its obligations under this Section 6.01 for purposes of clause (3) under Section 8.01 until 120 days after the date any report is due under this Section 6.01.

SECTION 6.02. Compliance Certificate.

(a) The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer with a view to determining whether the Borrower and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to such Responsible Officer signing such certificate, that to the best of his or her knowledge the Borrower and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of the Borrower or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Borrower shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Default) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Borrower proposes to take with respect thereto.

SECTION 6.03. Taxes. The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 6.04. Stay, Extension and Usury Laws. The Borrower and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 6.05. Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Borrower’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 6.07(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment,

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 6.07(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C) and (14) of Section 6.05(b) hereof, but excluding all other Restricted Payments permitted by Section 6.05(b) hereof), is less than the sum of (without duplication):

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period and including the predecessor) beginning on July 1, 2012, to the end of the Borrower’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 6.07(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 6.05(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 6.05(b) hereof; or

(ii) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower;

provided, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 6.07(b) hereof) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(D) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 6.05(b) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $50.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 6.05(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 6.05(a) hereof will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale

(other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 6.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with Section 6.07 hereof so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $20.0 million (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by the

Borrower or any direct or indirect parent entity of the Borrower) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year (which shall increase to $75.0 million subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent corporation of the Borrower)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 6.05(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 6.05 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 6.07 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 6.05(b);

provided, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, in an amount equal to no more than 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Borrower and its Restricted Subsidiaries;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of 4.0% of Total Assets and $150.0 million;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates (including dividends to any direct or indirect parent of the Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 6.09 hereof;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 6.08 hereof; provided that all Loans subject to an offer to prepay in connection with an Asset Sale Offer, as applicable, have been prepaid;

(15) the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of such parent entity; and

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16) of this Section 6.05(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (16) of this Section 6.05(b) or is entitled to be made pursuant to Section 6.05(a) hereof, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (1) through (16) and Section 6.05(a) hereof in a manner that otherwise complies with this Section 6.05.

(c) As of the Closing Date, all of the Borrower’s Subsidiaries that are “Restricted Subsidiaries” under and as defined in the Existing Notes are Restricted Subsidiaries hereunder. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.05(a) hereof or under clause (7), (10) or (11) of Section 6.05(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 6.06. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(A) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.06(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, any Hedging Obligations, the Existing Notes and the indentures and related documentation governing the Existing Notes;

(2) this Agreement and the Loans;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of Section 6.06(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.07 hereof and Section 6.10 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 6.07 hereof;

(10) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 6.06(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this Section 6.06(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility.

SECTION 6.07. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 (the “Fixed Charge Coverage Test”), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four quarter period.

(b) The provisions of Section 6.07(a) hereof shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Borrower or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,060.0 million outstanding at any one time;

(2) the incurrence by the Borrower and any Guarantor of Indebtedness represented by the Loans (including any Guarantee);

(3) Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date, including the Existing Notes (other than Indebtedness described in clause (1) of this Section 6.07(b));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 270 days thereafter;

(5) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that

(A) such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Borrower) is expressly subordinated in right of payment to the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than the Borrower), such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Loans of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 6.07, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Borrower since immediately after the Issue Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 6.05(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.05(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $250.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of Section 6.07(a) hereof from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.07(a) hereof without reliance on this clause (12)(b));

(13) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 6.07(a) hereof and clauses (2), (3), (4) and (12)(a) of this Section 6.07(b), this clause (13) and clause (14) of this Section 6.07(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Loans or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or the Borrower; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided further, that subclause (A) of this clause (13) shall not apply to any refunding or refinancing of Indebtedness which matures prior to the Loans;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that, after giving effect to such acquisition or merger, if more than $50.0 million of Indebtedness, Disqualified Stock or Preferred Stock is at any time outstanding under this clause (14), either

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 6.07(a) hereof, or

(B) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower; provided that such guarantee is incurred in accordance with Section 6.13 hereof;

(18) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 6.05(b) hereof.

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(23) Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (23) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of Section 6.07(a) from and after the first date on which the Borrower or such Restricted Subsidiaries could have incurred such Indebtedness under Section 6.07(a) without reliance on this clause (23)).

(c) For purposes of determining compliance with this Section 6.07:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (23) of Section 6.07(b) hereof or is entitled to be incurred pursuant to Section 6.07(a) hereof, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 6.07(a) hereof; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 6.07(b) hereof; and

(2) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 6.07(a) and Section 6.07(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.07.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be. For the purposes of this Agreement, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.08. Asset Sales.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Senior Indebtedness that is secured by a Permitted Lien, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Borrower shall equally and ratably reduce Obligations under the Loans by prepaying Loans as provided under Section 2.03(b) hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 2.03(b) and Section 6.08(c) hereof) to all Lenders to prepay their Loans at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Loans that would otherwise be prepaid; or

(D) Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 6.08(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any Indebtedness that is pari passu with the Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay the maximum aggregate principal amount of the Loans and to purchase such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of this Agreement, with a copy to the Administrative Agent. The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness subject to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans (other than the Pari Passu Indebtedness surrendered by such holders thereof) exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(d) Pending the final application of any Net Proceeds pursuant to this Section 6.08, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(e) The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Loans pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Borrower will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

SECTION 6.09. Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.09(a).

(b) The provisions of Section 6.09(a) will not apply to the following:

(1) transactions between or among the Borrower or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 6.05 hereof and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of the Borrower to the Lenders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Closing Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(7) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, officer, employee or consultant of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12) payments by the Borrower or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Borrower in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Borrower in good faith; and

(14) investments by any of the Investors in securities of the Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

SECTION 6.10. Liens. The Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Borrower or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Loans and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Loans or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (A) Liens securing the Loans and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to clause (1) of Section 6.07(b) hereof and (C) Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to Section 6.07 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (C), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.50 to 1.00.

SECTION 6.11. Company Existence. Subject to Article VII hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Borrower), if the Borrower in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION  6.12. [Reserved].

SECTION 6.13. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower shall not permit any Restricted Subsidiary that is a wholly owned Domestic Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) under the Senior Credit Facilities unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplement to this Agreement, the form of which is attached as Exhibit B hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans;

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against any Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee or otherwise; and

(3) such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(A) such Guarantee has been duly executed and authorized; and

(B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

SECTION 6.14. Suspension of Covenants.

(a) During any period of time that (i) the Facility has Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 6.05 hereof, Section 6.06 hereof, Section 6.07 hereof, Section 6.08 hereof, Section 6.09 hereof, Section 6.13 hereof and clause (4) of Section 7.01(a) hereof shall not be applicable to the Facility (collectively, the “Suspended Covenants”).

(b) During any period that the foregoing covenants have been suspended, the Borrower may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Facility below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 6.14 as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) During any Suspension Period, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, that the Borrower or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Borrower or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease Back Transaction pursuant to Section 6.10 hereof without equally and ratably securing the Loans pursuant to Section 6.10; and (ii) the consideration received by the Borrower or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with Section 6.08 hereof; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

(e) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Agreement with respect to the Loans; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though Section 6.05 had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 6.07(b)(3). In addition, for purposes of clause (3) of Section 6.05(a) hereof, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Borrower or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

(f) The Borrower shall deliver promptly to the Administrative Agent an Officer’s Certificate of the Borrower notifying it of any event set forth under this Section 6.14.

ARTICLE VII

SUCCESSORS

SECTION 7.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Borrower is the surviving business entity or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(2) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement, and the Loans pursuant to supplemental agreements or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing or debt reduction transactions, as if such transactions had occurred at the beginning of the applicable four quarter period,

(A) the Successor Company or the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 6.07(a) hereof, or

(B) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case Section 7.01(c)(1)(B) hereof shall apply, shall have by supplemental agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Facility; and

(6) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental agreements, if any, comply with this Agreement.

(b) The Successor Company will succeed to, and be substituted for the Borrower under this Agreement, the Guarantees and the Loans, as applicable.

Notwithstanding clauses (3) and (4) of Section 7.01(a) hereof,

(1) any Restricted Subsidiary may consolidate with or merge with or transfer all or part of its properties and assets to the Borrower, and

(2) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor will, and the Borrower will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Subsidiary Guarantor is the surviving business entity or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental agreements, if any, comply with this Agreement; or

(2) the transaction is made in compliance with Section 6.08 hereof.

(d) Subject to Section 10.06 hereof, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or transfer all or part of its properties and assets to the Borrower or any Subsidiary Guarantor, and any Subsidiary Guarantor may merge with a Subsidiary of the Borrower solely for the purpose of reincorporating such Subsidiary Guarantor in another jurisdiction (regardless of clause (1) of paragraph (c) above) so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Subsidiary Guarantor) assumes all of the Subsidiary Guarantor’s obligations under its Guarantee in connection with such reincorporation.

(e) Notwithstanding anything herein to the contrary, this Section 7.01 shall not apply to any consolidation, merger or wind up or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

SECTION 7.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or a Guarantor in accordance with Section 7.01 hereof, the successor Person formed by such consolidation or into or with which the Borrower or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower or such Guarantor, as applicable, shall refer instead to the successor Person and not to the Borrower or such Guarantor, as applicable), and may exercise every right and power of the Borrower or such Guarantor, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Borrower or a Guarantor, as applicable, herein; provided that the predecessor Borrower shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of Section 7.01 hereof.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default

An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on any Loan;

(2) default for 30 days or more in the payment when due of interest on or with respect to any Loan;

(3) failure by the Borrower or any Guarantor for 60 days after receipt of written notice given by the Administrative Agent to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Agreement or the Loan Documents;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries, other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the borrowing of the Loans hereunder, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Borrower or any such Subsidiaries, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(C) orders the liquidation of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement; or

(9) a Change of Control.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION  8.03. [Reserved].

SECTION 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties and Guarantors that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowing, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or Guarantor), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in their Individual Capacities. MSSF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though MSSF were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, MSSF or its Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, MSSF shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include MSSF in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under clauses (6) or (7) of Section 8.01 (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.12. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee.

(a) Subject to this Article X, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement or the Obligations of the Borrower hereunder, that:

(i) the principal of and interest and premium, if any, of any Loan shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest of any Loan, if any, if lawful, and all other Obligations of the Borrower to the Lender hereunder shall be promptly paid in full or performed, all in accordance with the terms hereof; and

(ii) in case of any extension of time of payment or renewal of any Loans or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their Obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of any Loan or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the Obligations in the Loan Documents.

(c) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent or any Lender in enforcing any rights under this Section 10.01.

(d) If any Lender or the Administrative Agent is required by any court or otherwise to return to the Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid either to the Administrative Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any Obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VIII hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Guarantees.

(f) Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation, reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Loans are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Loans or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Loans shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future “Senior Indebtedness” of such Guarantor, if any.

(i) Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and each Lender, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Agreement to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. [Reserved].

SECTION 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Lenders against the Borrower in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrower under this Agreement or the Loans shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Borrower or the Administrative Agent is required for the release of such Guarantor’s Guarantee, upon:

(1) (A) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of this Agreement; or

(B) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Agreement; and

(2) such Guarantor delivering to the Administrative Agent an Officer’s Certificate of such Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

ARTICLE XI

Miscellaneous

SECTION 11.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 8.04 or 2.11 without the written consent of each Lender affected thereby;

(v) other than in a transaction permitted under Section 7.01, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(vi) change the currency in which any Loan is denominated of any Loan without the written consent of the Lender holding such Loans; or

(vii) amend the definition of the term “Interest Period” so as to permit intervals in excess of six months without regard to availability to all Lenders, without the written consent of each Lender directly affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 11.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans), immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such

Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 11.01, guarantees, and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 11.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A) if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(B) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Guarantors, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 11.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Shearman & Sterling LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 11.04(a)) and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party or Guarantor fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party or such Guarantor by the Administrative Agent in its sole discretion.

SECTION 11.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (in each case of the following clauses (x) and (y) as determined in the final judgment of a court of competent jurisdiction) (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or attorney-in-fact of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate.

SECTION 11.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 11.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) or (iv) to an SPC in accordance with the provisions of Section 11.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

i. the Borrower, provided that no consent of the Borrower shall be required in connection with the primary syndication of the Facilities, or for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clauses (1), (2), (6) or (7) of Section 8.01 has occurred and is continuing, any Assignee; and

ii. the Administrative Agent;

(A) Assignments shall be subject to the following additional conditions:

iii. except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under clauses (1), (2), (6) or (7) of Section 8.01 has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

iv. the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

v. the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and its affiliates and, with respect to its own position, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 11.15), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive evidence absent manifest error of the existence and amount of the obligations recorded therein, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 11.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 11.07(g) or 11.07(i), counterparty to a Hedging Obligation, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01hereof.

SECTION 11.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its

Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender may have.

SECTION 11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 11.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 11.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 11.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.15. Tax Forms.

(a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall, to the extent it may lawfully do so, (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents, shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 11.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 11.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) or Section 11.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 11.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 11.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9, or any successor thereto, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 11.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 11.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Guarantor and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section  7.01.

SECTION 11.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help) without the prior written consent of the Administrative Agent. The provision of this Section 11.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 11.20. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

CATALENT USA WOODSTOCK, INC.

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

CATALENT USA PACKAGING, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

CATALENT PHARMA SOLUTIONS, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

R.P. SCHERER TECHNOLOGIES, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Treasurer

GLACIER CORPORATION

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Treasurer

CATALENT US HOLDING I, LLC by Catalent Pharma Solutions, Inc., its Sole Member

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

CATALENT US HOLDING II, LLC by Catalent Pharma Solutions, Inc., its Sole Member

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Senior Vice President and Chief Financial Officer

CATALENT CTS HOLDINGS, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Chief Financial Officer

CATALENT CTS INFORMATICS, INC.

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Chief Financial Officer

CATALENT CTS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Chief Financial Officer

CATALENT CTS, LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Chief Financial Officer

CATALENT CTS (KANSAS CITY), LLC

By:	/s/ Matthew Walsh
Name: Matthew Walsh
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By:	/s/ Nathan Speicher
Name: Nathan Speicher
Title: Authorized Signatory

SCHEDULE I – GUARANTORS

Guarantor
Catalent USA Packaging, LLC (Delaware)
Catalent Pharma Solutions, LLC (Delaware)
Catalent USA Woodstock, Inc. (Illinois)
Catalent CTS Holdings, LLC (Delaware)
Catalent CTS Informatics, Inc. (Delaware)
Catalent CTS Intermediate Holdings, LLC (Delaware)
Catalent CTS, LLC (Delaware)
Catalent CTS (Kansas City), LLC (Delaware)
Glacier Corporation (Vermont)
R.P. Scherer Technologies, LLC (Nevada)
Catalent US Holding I, LLC (Delaware)
Catalent US Holding II, LLC (Delaware)

SCHEDULE 1.01B –UNRESTRICTED SUBSIDIARIES

None.

SCHEDULE 1.01C – MANDATORY COST

Mandatory Cost Formulae

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B–D)+E x 0.01	percent per annum
100 – (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	percent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.06(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England (or other United Kingdom governmental authorities or agencies).

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Borrower, each Lender with a Lending

Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or undercompensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services

Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.01 – TERM COMMITMENT

Term Commitment

On file with the Administrative Agent.

SCHEDULE 5.05 – CERTAIN LIABILITIES

Indenture for the Senior PIK Notes, dated as of April 10, 2007, among PTS Acquisition Corp., Cardinal Health 409, Inc., the guarantors signatory thereto and The Bank of New York, as trustee.

Indenture for the Senior Subordinated Notes, dated as of April 10, 2007, among PTS Acquisition Corp., Cardinal Health 409, Inc., the guarantors signatory thereto and The Bank of New York, as trustee.

Indenture for the 7.875% Senior Notes, dated as of September 18, 2012, among Catalent Pharma Solutions, Inc., the guarantors signatory thereto and The Bank of New York Mellon, as trustee.

Credit Agreement dated as of April 10, 2007 by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, the several banks and other lenders from time to time parties thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swing line lender.

Note Agreement dated as of February 29, 2012, between Gelita AG and F&F Holding GmbH.

Loan Agreement dated as of May 15, 2008, between Catalent Japan K.K. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

SCHEDULE 5.10 – TAXES

None.

SCHEDULE 5.11(a) – ERISA COMPLIANCE

None.

SCHEDULE 11.02 – ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

Administrative Agent

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

United States of America

Attn: Charnti Patel/Lindsay Parsons

Fax: (212) 507-6680

The Borrower

Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attention: Matthew Walsh, SVP & CFO

With copy to: Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attention: General Counsel, Legal Dept.

EXHIBIT A

FORM OF

COMMITTED LOAN NOTICE

To:	Morgan Stanley Senior Funding, Inc., as Administrative Agent

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, New York 11201

Attention:	Administrative Agent Team, Loan Administration

Fax:	212-507-6680

[Date]

Ladies and Gentlemen:

Reference is made to the Senior Unsecured Term Loan Agreement dated as of April [    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CATALENT PHARMA SOLUTIONS, INC., Morgan Stanley Senior Funding, Inc., as Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

[ ]	A Borrowing of new Loans

[ ]	A conversion of Loans

[ ]	A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount

(D)	Type of Loan[1]

(E)	Interest Period[2]

[1]	Specify Eurocurrency Rate Loan or Base Rate Loan.

[2]	Applicable for Eurocurrency Rate Loans only.

Project Charter - Credit Agreement

The above request has been made to the Administrative Agent by telephone at 718-754-7291 / 7435.

[Remainder of Page Intentionally Blank]

Catalent - Credit Agreement

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (d) and (e) of Section 4.01 of the Credit Agreement have been satisfied.]3

[CATALENT PHARMA SOLUTIONS, INC.]

By:
Name:
Title:

[3]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

Catalent - Credit Agreement

EXHIBIT B

FORM OF GUARANTEE SUPPLEMENT

Supplemental Guarantee (this “Supplemental Guarantee”), dated as of [    ], among                          (the “Subsidiary Guarantor”), a subsidiary of CATALENT PHARMA SOLUTIONS, INC., a Delaware corporation (the “Borrower”), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”).

WITNESSETH

WHEREAS, each of Catalent Pharma Solutions, Inc. and the Guarantors (as defined in the Credit Agreement referred to below) has heretofore executed and delivered to the Administrative Agent a senior unsecured term loan facility (the “Credit Agreement”), dated as of April [    ], 2013, in an aggregate principal amount of $275,000,000 (the “Loans”);

WHEREAS, the Credit Agreement provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Administrative Agent a Supplemental Guarantee pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Borrower’s Obligations under any Loans and the Credit Agreement on the terms and conditions set forth herein and under the Credit Agreement (the “Guarantee”); and

WHEREAS, pursuant to Section 11.01 of the Credit Agreement, the Administrative Agent is authorized to execute and deliver this Supplemental Guarantee.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Lenders of the Loans as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement.

(2) Agreement to Guarantee. The Subsidiary Guarantor hereby agrees as follows:

(a) Along with all other Guarantors named in the Credit Agreement, and pursuant to the Supplemental Guarantee, to jointly and severally unconditionally guarantee to each Lender and to the Administrative Agent and its successors and assigns, irrespective of the validity and enforceability of the Credit Agreement, the Loans or the Obligations of the Borrower hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Loans shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other obligations of the Borrower to the Lenders or the Administrative Agent thereunder shall be promptly paid in full or performed, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Loans or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the

Catalent - Credit Agreement

extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Subsidiary Guarantor shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The Obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or the Credit Agreement, the absence of any action to enforce the same, any waiver or consent by any Lenders of the Loans with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The Subsidiary Guarantor hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the Obligations contained in the Loans, the Credit Agreement and this Supplemental Guarantee. The Subsidiary Guarantor accepts all Obligations applicable to a Guarantor under the Credit Agreement, including Article X of the Credit Agreement (which is deemed incorporated in this Supplemental Guarantee and applicable to this Guarantee). The Subsidiary Guarantor acknowledges that by executing this Supplemental Guarantee, it will become a Subsidiary Guarantor under the Credit Agreement and subject to all the terms and conditions applicable to Subsidiary Guarantors contained therein.

(e) If any Lenders or the Administrative Agent is required by any court or otherwise to return to the Borrower, the Guarantors (including the Subsidiary Guarantor), or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid either to the Administrative Agent or such Lenders, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Subsidiary Guarantor shall not be entitled to any right of subrogation in relation to the Lenders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

(g) As between the Subsidiary Guarantor, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VIII of the Credit Agreement for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VIII of the Credit Agreement, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of this Guarantee.

(h) The Subsidiary Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under this Guarantee.

Catalent - Credit Agreement

(i) Pursuant to Section 10.02 of the Credit Agreement, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Laws or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under Article X of the Credit Agreement, this new Guarantee shall be limited to the maximum amount permissible such that the Obligations of such Subsidiary Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation, reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Loans are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Loans and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Loans shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of such Subsidiary Guarantor, ranking pari passu with any other future Senior Indebtedness of the Subsidiary Guarantor, if any.

(m) Each payment to be made by the Subsidiary Guarantor in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. The Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Loans.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Subsidiary Guarantor may not consolidate or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(I) (A) THE SUBSIDIARY GUARANTOR IS THE SURVIVING BUSINESS ENTITY OR THE PERSON FORMED BY OR SURVIVING ANY SUCH CONSOLIDATION, MERGER OR WIND UP (IF OTHER THAN THE SUBSIDIARY GUARANTOR) OR TO WHICH SUCH SALE, ASSIGNMENT, TRANSFER, LEASE, CONVEYANCE OR OTHER DISPOSITION WILL HAVE BEEN MADE IS A PERSON ORGANIZED OR EXISTING UNDER THE LAWS OF THE JURISDICTION OF ORGANIZATION OF THE SUBSIDIARY GUARANTOR, AS THE CASE MAY BE, OR THE LAWS OF

Catalent - Credit Agreement

THE UNITED STATES, ANY STATE THEREOF, THE DISTRICT OF COLUMBIA, OR ANY TERRITORY THEREOF (THE SUBSIDIARY GUARANTOR OR SUCH PERSON, AS THE CASE MAY BE, BEING HEREIN CALLED THE “SUCCESSOR PERSON”);

(B) THE SUCCESSOR PERSON, IF OTHER THAN THE SUBSIDIARY GUARANTOR, EXPRESSLY ASSUMES ALL THE OBLIGATIONS OF THE SUBSIDIARY GUARANTOR UNDER THE CREDIT AGREEMENT AND THE SUBSIDIARY GUARANTOR’S RELATED GUARANTEE PURSUANT TO THE SUPPLEMENTAL GUARANTEE OR OTHER DOCUMENTS OR INSTRUMENTS IN FORM REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT;

(C) IMMEDIATELY AFTER SUCH TRANSACTION, NO DEFAULT EXISTS; AND

(D) THE BORROWER SHALL HAVE DELIVERED TO THE ADMINISTRATIVE AGENT AN OFFICER’S CERTIFICATE AND THE OPINION OF COUNSEL, EACH STATING THAT SUCH CONSOLIDATION, MERGER, WIND UP, SALE, ASSIGNMENT, TRANSFER, LEASE, CONVEYANCE OR OTHER DISPOSITION AND THE CREDIT AGREEMENT, IF ANY, COMPLY WITH THE CREDIT AGREEMENT; OR

(II) THE TRANSACTION IS MADE IN COMPLIANCE WITH SECTION 6.08 OF THE CREDIT AGREEMENT;

(b) Subject to certain limitations described in the Credit Agreement, the Successor Person will succeed to, and be substituted for, the Subsidiary Guarantor under the Credit Agreement and the Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, the Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower.

(5) Releases.

The Guarantee of the Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by Subsidiary Guarantor, the Borrower or the Administrative Agent is required for the release of the Subsidiary Guarantor’s Guarantee, upon:

Catalent - Credit Agreement

(A) (I) ANY SALE, EXCHANGE OR TRANSFER (BY MERGER OR OTHERWISE) OF THE CAPITAL STOCK OF THE SUBSIDIARY GUARANTOR (INCLUDING ANY SALE, EXCHANGE OR TRANSFER), AFTER WHICH THE SUBSIDIARY GUARANTOR IS NO LONGER A RESTRICTED SUBSIDIARY OR ALL OR SUBSTANTIALLY ALL THE ASSETS OF THE SUBSIDIARY GUARANTOR WHICH SALE, EXCHANGE OR TRANSFER IS MADE IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE CREDIT AGREEMENT;

(II) THE RELEASE OR DISCHARGE OF THE GUARANTEE BY THE SUBSIDIARY GUARANTOR OF THE SENIOR CREDIT FACILITIES, EXCEPT A DISCHARGE OR RELEASE BY OR AS A RESULT OF PAYMENT UNDER SUCH GUARANTEE; OR

(III) THE PROPER DESIGNATION OF THE SUBSIDIARY GUARANTOR AS AN UNRESTRICTED SUBSIDIARY; AND

(b) the Subsidiary Guarantor delivering to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Credit Agreement relating to such transaction have been complied with.

(6) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Subsidiary Guarantor shall have any liability for any obligations of the Borrower or the Guarantors (including the Subsidiary Guarantor) under the Loans, any Guarantees, the Credit Agreement or this Supplemental Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender by accepting Loans waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Loans.

(7) Governing Law. THIS SUPPLEMENTAL GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Guarantee. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Administrative Agent. The Administrative Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantor.

(11) Subrogation. The Subsidiary Guarantor shall be subrogated to all rights of Lender of Loans against the Borrower in respect of any amounts paid by the Subsidiary Guarantor pursuant to the provisions of Section 2 hereof and Section 10.01 of the Credit Agreement; provided that, if

Catalent - Credit Agreement

an Event of Default has occurred and is continuing, the Subsidiary Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrower under the Credit Agreement or the Loans shall have been paid in full.

(12) Benefits Acknowledged. The Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and this Credit Agreement and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Subsidiary Guarantor in this Supplemental Guarantee shall bind its Successors, except as otherwise provided in this Supplemental Guarantee. All agreements of the Administrative Agent in this Credit Agreement shall bind its successors.

Catalent - Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Guarantee to be duly executed, all as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

Catalent - Credit Agreement

Exhibit C

LENDER: [            ]

PRINCIPAL AMOUNT: $[            ]

FORM OF

TERM NOTE

New York, New York

April [    ], 2013

FOR VALUE RECEIVED, the undersigned, CATALENT PHARMA SOLUTIONS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Senior Unsecured Term Loan Agreement dated as of April [    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Catalent Pharma Solutions, Inc., Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Lenders and the other lenders from time to time party thereto, (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

Catalent - Credit Agreement

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CATALENT PHARMA SOLUTIONS, INC.

By:
Name:
Title:

Catalent - Credit Agreement

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

Catalent - Credit Agreement

Exhibit D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Senior Unsecured Term Loan Agreement dated as of April [    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Catalent Pharma Solutions, Inc., Morgan Stanley Senior Funding, Inc., as Administrative Agent and the Lenders from time to time party thereto, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

[Assignee is a Lender.]

[Assignee is an Affiliate of: [Name of Lender]]

[Assignee is an Approved Fund of: [Name of Lender]]

3.	Borrower: CATALENT PHARMA SOLUTIONS, INC.

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc.

Catalent - Credit Agreement

Exhibit D

5. Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Term Loans	$	$	%

Effective Date:     [                    ]

[Remainder of Page Intentionally Blank]

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Catalent - Credit Agreement

Exhibit D

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Catalent - Credit Agreement

Exhibit D

[Consented to and][2] Accepted: MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent,

By:
Name:
Title:

[2]	No consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund.

Catalent - Credit Agreement

Exhibit D

CATALENT PHARMA SOLUTIONS, INC., as Borrower

By:
Name:
Title[3]:

[3]

No consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(1), (2), (6) or (7) of the Credit Agreement has occurred and is continuing, any Assignee.

Catalent - Credit Agreement

Exhibit D

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of any Loan Party, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by any Loan Party, or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 11.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

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